Exhibit 10.3

Coventry

University

Enterprises Limited

Coventry University Enterprises Limited

to

Lionbridge (UK) Limited

LEASE

of

Office EC1.2

Enterprise Centre

Coventry University Technology Park

Puma Way

Coventry

West Midlands CV1 2TT

Term Begins: 1 September 2011

Duration of Term:	3 Years

Term Ends:	31 August 2014

(Subject to prior determination renewal or continuation)

Rent:	Year 1 £26,066.67

Year 2 £39,100

Year 3 £36,800

3 months rent only free

2 months half rent

Payable:	monthly in advance by credit transfer

Note:	the Tenant’s consent to exclusion herefrom of security of tenure provisions of the Landlord and Tenant Act 1954 (as amended) has been obtained in support of an agreement in that behalf referred to in Clause 4 hereof

THIS LEASE is made the      day of              2011

BETWEEN:

(1) “the Landlord”	Coventry University Enterprises Limited (Registered No. 2409655) of The Techno Centre Coventry University Technology Park Puma Way Coventry West Midlands CV1 2TT

(2) “the Tenant”	Lionbridge (UK) Limited Registered No 01295207) of Copthall Terrace Coventry CV1 2FP

THIS LEASE WITNESSES that-

The Landlord lets and the Tenant takes the Office more particularly described in the First Schedule hereto (“the Office”) TO HOLD to the Tenant for a term of 3 Years from the 1 September 2011 (“the Rent Commencement Date”) to the 31 August 2014 (inclusive) (“the term”) YIELDING AND PAYING therefore the rents set out in the Second Schedule the first such payment to be of rent for the period from (and including) the Rent Commencement Date to (and including) the day immediately preceding the Rent Day next following the date hereof

The Tenant hereby covenants with the Landlord:-

(a)	to pay the rents, service charge and other services on the days stated and if so required by the Landlord to make such payment by direct debit, banker’s order or direct transfer to any bank and account that the Landlord may from time to time nominate

(b)	to pay the general rates or other similar charges charged on the Offices (if billed directly to the Tenants) or to repay to the Landlord on demand (by way of further rent) the like sums via direct debit, banker’s order or direct transfer

(c)	to pay all water rates and sewerage and environmental charges (if they are billed to the Tenant direct) or to repay to the Landlord on demand (by way of further rent) the water rates (unless paid through the Service Charge) and sewerage and environmental charges paid by the Landlord on the Offices

(d)	(Unless paid through the Service Charge) to repay to the Landlord on demand (by way of further rent) in respect of all metered services supplied to the Offices (including without limitation standing charges, meter rents and consumption charges) except to the extent that such cost is recovered under the Service Charge paid by the Tenant

(e)	to pay all installers/suppliers/providers all charges and costs from time to time imposed in connection with any linkages/access to/use of all telecommunications computer networks and other facilities on the Property or supplied to it and consumed on the Property and controlled by persons other than the Landlord but made available by persons other than the Landlord to the Tenant in the Office and to indemnify and keep indemnified the Landlord against all such charges and costs

(f)	not (without the prior consent in writing of the Landlord such consent not to be unreasonably withheld or delayed) to use the Office or any part or parts thereof for any purpose other than for research, product or technology development or general office use in connection with the business of the Tenant and in any event not to do or allow to remain upon the Offices anything which may be or become or cause what is in the opinion of the Landlord a nuisance annoyance disturbance inconvenience injury to the Landlord or its tenants or any other part of Enterprise Centre or the Technology Park (as defined in the First Schedule)

(g)

(i)	not to put up any partitions or install any fixtures or fittings or make any alterations or additions to the Offices of any kind without first obtaining the Landlord’s consent in writing; and

(ii)	at the end of the term (howsoever determined) the Tenant shall (unless requested by the Landlord not to do) remove any partitions or fixtures or fittings or alterations or additions which have been added or made to the Offices in accordance with clause 2(h)(i) or by the Tenant at any time prior to the commencement of the term and to make good any part of the Offices damaged by such removal

(h)	to keep the inside of the Offices clean and tidy and presentable at all times to the satisfaction of the Landlord and, at the end of the term, pay to the Landlord on demand an amount to cover the cost of painting, carpet clean/re-fit, window blind repair/replacement of the Offices where deemed necessary by the Landlord

(i)	to keep the Landlord’s fixtures and fittings in the Offices and the inside of the Offices generally in good and substantial repair throughout the term (including without prejudice to the generality of the foregoing all storage heaters or other form of heating apparatus, all light fittings and all electric light bulbs and tubes) and to reimburse the Landlord on demand for the cost of any external repair and maintenance to the Offices, Enterprise Centre or the Technology Park (including structural repairs) if the damage is due to some act default or negligence of the Tenant

(j)	to quietly yield up the Offices at the expiration of the Term in good and substantial internal repair and otherwise in the state and condition required by this Lease and, where deemed necessary by the Landlord, pay to the Landlord on demand an amount to cover the cost of repair or replacement of the fixtures and fittings of Offices

(k)	only to use the lifts in the Technology Park for the carriage of passengers (including disabled people in wheelchairs) except with the agreement of the Landlord and in no case to exceed the maximum load stipulated in each lift

(l)	at the Tenant’s own expense to observe and perform all statutory and other duties imposed on the occupiers of the office including without prejudice to the generality of this covenant all fire precautions and all steps necessary for health and safety at work

(m)	not without the previous written consent of the Landlord to install any equipment, additional services, trunking, telephones and the like required by the Tenant both within the Offices and in other parts of Enterprise Centre or the Technology Park (and then only through such designated routes as the Landlord may from time to time determine) and to keep all such equipment in proper repair at all times

(n)	to permit the Landlord to enter and inspect the Offices at all reasonable times and promptly to comply with any notice requiring the Tenant to carry out its obligations provided that in the event of any failure within the time specified in the notice the Landlord may do the work and recover the cost from the Tenant as rent in arrear such powers to extend to the maintenance and repair of equipment installed by the Tenant pursuant to Clause 2(m) and serving the Offices but outside them

(o)	to use the Offices at the Tenant’s risk in all respects entirely and to keep the Landlord fully and effectually indemnified against any claim for personal injury or loss of or damage to property however arising and whether from the Tenant or an employee of the Tenant or any person (whether visitor or invitee) entering the Offices, Enterprise Centre or the Technology Park in connection with the Tenant’s business such indemnity to be covered by an insurance policy. The foregoing indemnity does not apply in the instances of negligence on the Landlord’s part in which case Landlord is responsible.

(p)

(i)	not except as authorised by sub clause (ii) hereof to put up any sign signboard or hanging fascia advertisement placard or lettering visible from the outside of the Offices without first having the specific written consent of the Landlord

(ii)	Within one month of the date hereof to supply a printed sign in accordance with the Landlord’s usual specification displaying the Tenant’s name (and if approved by the Landlord the Tenant’s logo) for installation on the principle door or doors of the Offices giving access for visitors from the common parts of Enterprise Centre and to maintain and replace the same from time to time at the Tenant’s sole expense

(q)	not without the previous consent of the Landlord (which may be given subject to conditions) to cause or permit anything except domestic sewage to enter the drains serving the Technology Park

(r)	to observe all regulations made by the Landlord from time to time for the purpose of regulating the running of Enterprise Centre including safety policies and procedures car parking accesses security hours of opening deliveries and other matters considered appropriate for the purpose of regulations

(s)	not to do anything which might invalidate the Landlord’s policy of insurance on Enterprise Centre and Technology Park (as the case may be)

(t)	not to assign transfer charge underlet share or part with the possession of the whole or part of the Offices unless prior consent has been obtained from the Landlord except that tenant may transfer the lease to any entity under common control with tenant’s ultimate parent.

(u)	in every case where the Tenant covenants to pay an amount of money under this Lease such amount shall be regarded as being exclusive of all Value Added Tax and the Tenant shall be responsible to pay to the Landlord all Value Added Tax payable thereon subject to the production of a proper VAT invoice

(v)	the Tenant agrees that it will pay the Landlord’s reasonable legal costs in connection with the preparation and completion of this Lease including all court fees, disbursements and stamp duties payable thereunder. As discussed and agreed, there will be no charge.

The Landlord covenants with the Tenant:-

(1)	to keep Enterprise Centre and Technology Park (including the Offices but not the property of the Tenant insured against such risks (including loss of rent), including injury or loss of or damage to property however arising.

(2)	the Tenant paying the rents and observing and performing the covenants shall peaceably hold and enjoy the Offices without interruption from the Landlord or any person authorised by it

(3)	the Landlord will so far as practicable provide the services set out in the Third Schedule (subject to and conditional upon the Tenant paying the Service Charge referred to in the Second Schedule) and only in the case of the Services referred to in clauses 4 and 5 of Part I of the Third Schedule between the hours of 8.30am to 5.30pm Monday - Friday (inclusive) but excluding statutory and public holidays (and such other holidays as may be designated by the Landlord)

(a)

(iii)	If the Offices are destroyed or damaged by a peril against which the Landlord has insured so as to become unfit for occupation in whole or in part or the means of access to or egress from the Offices is rendered impossible then (provided the Landlord’s insurance shall not be rendered void or voidable by any act or omission of the Tenant and payment of the policy monies refused or reduced as a result) the rent or a fair proportion of it decided by the Landlord shall be suspended until the Offices are again fit for occupation

(iv)	If the Offices so remain unfit for occupation for more than three months either party may determine this Lease by giving not less than one month’s notice in writing to the other party at any time after the expiry of that period of three months

(b)	If the Tenant fails to pay any of the rents reserved within seven days of the due date (whether formally demanded or not) or fails to observe and perform its covenants then the Landlord may re-enter the Offices and this Lease shall forthwith determine without prejudice to the right of the Landlord to take proceedings for any previous breach of covenant

(c)	If the Tenant shall fail to pay the rents or any other sum due under this Lease within 14 days of the due date whether demanded or not the Tenant shall pay to the Landlord annualized interest at 1 per cent over the base rate from time to time of the Landlord’s bank on the rent or sum due from the date when they were due until when they are paid

(4)	The Landlord has served notice on the Tenant pursuant to the provisions of the 1954 Act Section 38A(3) as inserted by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 and on the Tenant made a simple declaration pursuant to schedule 2 of the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003

Pursuant to the provisions of the 1954 Act Section 38A(1) as inserted by the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003, the parties agree that the provisions of the 1954 Act Sections 24 - 28 inclusive are to be excluded in relation to the tenancy created by this Lease

(5)	To deliver and keep the office’s systems (including without limitation, heating, plumbing, HVAC) in good working condition throughout the term of the lease.

The parties hereto certify that there is no Agreement for Lease to which this Lease gives effect

If the Tenant shall desire to determine the Term upon the 1st and 2nd anniversary of the Rent Commencement Date (“the Relevant Date”) then the Tenant shall give to the Landlord not less than 3 months prior written notice of such desire and if the Tenant shall have complied with its obligations herein in all material respects (and disregarding any prior breach already made good to the Landlord’s reasonable satisfaction or waived previously by the Landlord) and shall pay all rents due to the Relevant Date and shall on or before the Relevant Date give vacant possession of the Office to the Landlord then immediately upon the Relevant Date this Lease and the Term shall cease and become void and of no further effect save only for any prior breach by either party]

None of the provisions of the Lease are intended to or will operate to confer any benefit pursuant to the Contract (Rights of Third Parties) Act 1999 on a person who is not named as party to this Lease

IN WITNESS whereof the parties have duly executed this Lease the date and year first before written

FIRST SCHEDULE

(“the Offices”)

Office EC1.2 within Enterprise Centre having a total floor area of 230 Square metres or thereabouts TOGETHER WITH the right to pass to and from the Offices over and along the corridors, stairs, lifts, paths and roadways of the common parts of Enterprise Centre and Technology Park (whether on foot or by vehicle as is appropriate given the nature of the relevant common part) for the purposes connected with the Offices but for no other purpose

EXCEPT AND RESERVED to the Landlord:-

free and uninterrupted use of all services or supplies from the remainder of Enterprise Centre and the Technology Park and of all common drains pipes wires and cables in or over the Offices the right to build upon or alter or otherwise use Enterprise Centre and Technology Park or the land or buildings adjoining the Offices as the Landlord sees fit notwithstanding any interference with the access of light or air to the Offices the right to enter the Offices during working hours and with reasonable notice (except in case of emergency) to make repairs alterations or additions to any other property of the Landlord in accordance with the terms of this Lease.

AND for the purposes of this Lease:-

“Enterprise Centre” shall mean the building in which the office is situated;

“the Technology Park” shall mean the Coventry University Technology Park at Puma Way, Coventry including (inter alia) the Enterprise Centre and other developments thereon and additions thereto; and

“common parts” shall in respect of Enterprise Centre mean all the common parts of Enterprise Centre whether or not the Tenant is granted day to day access thereover by any security system or regulations imposed from time to time.

SECOND SCHEDULE

(“the rents”)

1.

For the period from the Rent Commencement Date an annual rent of Year 1 £26,066.67, Year 2 £39,100, Year 3 £36,800 payable monthly in advance on the 1st of each month in every year (“the Rent Days”) via direct debit, banker’s order or direct transfer

Further and by way of additional rent:

(1)	Repayment to the Landlord on demand of any additional insurance premium paid by the Landlord as a result of any hazardous dangerous or unauthorized use of the Offices by the Tenant

(2)	Yearly and proportionately for any fraction of a year a service charge (“the Service Charge”) the amount thereof to be calculated and payable in accordance with the provisions of the Third Schedule based on the premises being 100% occupied.

(3)	The Landlord acknowledges that the Tenant has deposited with the Landlord the sum of £6,516.67 as and by way of a deposit or security for the due performance and observance by the Tenant of all and singular the several covenants on the part of the Tenant and the conditions herein contained PROVIDED that in case of any default on the part of the Tenant in the performance or observance of any of the stipulations herein contained the Tenant shall forfeit such sum to the Landlord

(4)	For the avoidance of doubt such sum (less any parts that shall have become forfeited or properly deducted) shall only be repayable on termination of the Term hereby granted howsoever determined and shall be paid to the person who was tenant immediately prior to such termination

THIRD SCHEDULE

Part I

(Services to be provided by the Landlord)

1.	Metered services for gas electricity water telephone and such other services to the Office (as the case may be)

2.	Cleaning lighting and heating (as the case may be) of Enterprise Centre and of the common parts and hot water and provision of appropriate equipment and materials for the proper use of the communal accommodation

3.	Receptionist and Technical Support Services including but not limited to (telephone maintenance postal collection franking and general duties (to include the checking of common areas, delivery of newspapers, investigation of maintenance problems) during normal business hours

4.	The provision and maintenance of a franking machine including consumables (but not the cost of use which is re-charged to the specific tenant according to user)

5.	Installation and maintenance of fire detection and fire fighting equipment to common areas

6.	unless prevented by circumstances outside its control to be responsible for all external repair and maintenance to Enterprise Centre (including structural repairs) and its grounds and to all external unadopted service roads footpaths lighting drains sewers and the like and in particular all common parts of Enterprise Centre and the Technology Park both inside and out including, but not limited to, communal plant, equipment, fittings and services and in particular the Landlord will be responsible for maintaining the partitions dividing one Office from another and from the common corridors

7.	Management Services:-

a.	On-site management to deal with any problems relating to the accommodation

b.	Promotion of Enterprise Centre and the Technology Park as a prestigious high- technology location by the Landlord

c.	Assistance by the Landlord where required in initiating and developing liaison between tenants and users of Enterprise Centre and the Technology Park and Coventry University

d.	Use of the facilities of the restaurant bistro and meeting rooms as designated by the Landlord from time to time for appropriate staff of tenant companies on a pre-booked basis

8.	Such car parking space as the Landlord considers practicable from time to time (no less than 39)

9.	Security services

10.	General and water rates and other charges on the common parts of Enterprise Centre and Technology Park

11.	Proportionate cost of all maintenance and repair of the Technology Park carried out by the Landlord under the terms of the Lease

12.	Health and Safety requirements for the common parts and of the Technology Park

13.	The cost of keeping Enterprise Centre and Technology Park insured in accordance with the Landlord’s covenant in the Lease

14.	The cost of third party/public liability or such other insurance in respect of Enterprise Centre and Technology Park generally or its communal areas or common parts, as in common in the area

15.	The cost of providing a service for the collection and disposal of refuse from Enterprise Centre

16.	Corporate membership of and access to and use of library facilities at Coventry University and of membership of UKSPA and UKBI

17.	Such other services as the Landlord may provide and tenant desires and towards the cost of which the Landlord (as owner of Enterprise Centre and Technology Park) may be required to contribute from time to time

Part II

(“the Service Charge”)

1.	The Landlord shall prepare accounts of the total cost of providing the Services to Enterprise Centre to 31 July in each year including, but not limited to, an amount for depreciation covering the capital costs incurred by the Landlord under paragraphs 6 and 11 of this Schedule (“Landlord’s Costs”)

2.	The Tenant shall contribute to the Landlord’s Costs wherever stated in the lease (“the Centre Services Cost”) a sum equal to the like proportion of the Landlord’s Costs as the area of the Offices bears to the total lettable area of Enterprise Centre

3.	The Service Charge shall be paid:-

a.	by monthly instalments via direct debit upon each Rent Day one twelfth of the Landlord’s reasonable and proper estimate of the Centre Services Cost for the current year;

4.	within 30 days of demand following the 31 July in each year such further sum (or refund) to equal the difference between the actual Centre Services Cost (calculated as above) and the payments made pursuant to Clause 2 above. Tenant will have access to books and records that substantiate all services and associated costs.

Part Ill

(“other services”)

1.	Any other services utilised by the Tenant such as, although not restricted to, telephone calls, line rental, copying, postage and so forth, shall be paid by monthly instalments, in arrears, via direct debit upon each subsequent Rent Day.

Signed as a Deed on behalf of
Coventry University Enterprises Limited

/s/ Frank Mills	Director

/s/ Alan Frazer	Director/Secretary

Signed as a Deed on behalf of
Lionbridge (UK) Limited

Director	/s/ Chris Wedgwood

Director/Secretary	/s/ Ian Middlemiss